Exhibit 10.1

AGENCY AGREEMENT

This Agency Agreement made as of this 10th day of November, 2009 by and between GRANDE ROTUNDA, LLC (hereinafter referred to as the “Owner”) and HEKEMIAN DEVELOPMENT RESOURCES, LLC (hereinafter the “Agent”) both having an address at 505 Main Street, Hackensack, New Jersey 07601.

WHEREAS, The Owner is the owner of the office and retail property located at 711 West 40th Street in Baltimore, Maryland (the “Property”); and

WHEREAS, the Owner is about to or has commenced the Project for the redevelopment of the Property in accordance with the plans approved by the Owner; and

WHEREAS, Owner wishes to retain the Agent to advise it in all phases of the Project and to act on behalf of the Owner, as Owner shall so direct, in connection with the Architect, Engineer, and Contractors hereinafter defined; and

WHEREAS, Agent is willing to undertake such responsibilities as are hereinafter set forth in accordance with the terms and conditions contained in this Agreement; and

NOW THEREFORE, for One ($1.00) Dollar and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, to the terms contained herein the Owner and Agent agree as follows:

1.	DEFINITIONS:

(a)
Approved Plans: The plans and specifications prepared by the Design Team as same may be modified from time to time with the prior approval of the Owner with respect to material changes to the site plan and to gross leasable area of any building.

(b)           Architect: Design Collective, Inc.

(c)	Architect's Agreement: Dated November 28, 2007, and attached hereto as Exhibit A.

(d)           Buildings: The buildings identified on the Approved Plans.

(e)           Engineer: STV, Inc.

(f)	Contractor: A Contractor is defined to include the general contractor and all site contractors, building contractors and subcontractors retained by the Owner in connection with the Project.

(g)           Design Team: The Architect and Engineer(s).

(h)
Development Costs:   “Development Costs” shall mean the aggregate amount actually expended by Owner for the construction of the Project, excluding the acquisition costs of the Property and all soft costs expended for architectural and other professional fees, but not to exceed $136,000,000 (the amount reflected in the pro forma construction cost schedule dated February 2007 submitted to the Owner) unless the Owner has approved a change in the Project Scope which increases the scope and size of the Project, in which event the maximum amount of $136,000,000 shall be increased to the extent and in the amount approved by the Owner in connection with any such change in Project Scope, it being confirmed that no such change in Project Scope has been approved by the Owner since February 2007. The term "Development Costs" shall be utilized for the determination of Agent's Fee and not the ultimate costs of the Project.

(i)
Development Scope:   Two hundred ninety-seven (297) apartment units, forty-four (44) residential condominium units (to be constructed by a third party), 205,331 square feet of new retail space, including a Giant Supermarket shell building, redevelopment and repositioning of the existing retail within the property, a hotel (to be constructed by a third party), 1504 above and below ground parking and a plaza level deck with amenities and all site work and Buildings as depicted on the (as set forth in the pro forma dated February 2007).

(j)           Lender:  To be designated by Owner, in its sole discretion.

(k)	Owner's Representative: Donald Barney. If Donald Barney is not available, the Owner's Representative shall be Ronald Artinian or such other party that Owner designates as the Owner's Representative.

(l)	Project: Project is defined as all approvals and redevelopment of the Property including the construction of all improvements, in accordance with the Approved Plans in effect as of the date hereof.

(m)
Project Personnel:  Project Personnel shall be deemed to be all architectural and engineering firms (in addition to the Architect and Engineer), surveyors, traffic consultants, environmental consultants, security personnel, marketing and public relations specialists and lobbyists and any other personnel as are determined by the Agent to be reasonably necessary for the timely completion of the Project, so long as retaining such personnel is consistent with this Agreement and any other written agreement approved by the Owner.

(n)	Property: The Property consisting of the Rotunda Center owned by Owner in Baltimore, Maryland.

(o)	Soft Costs: Soft Costs are all fees and expenses paid for architectural, engineering, accountants, attorneys and other professional fees.

(p)
Site Plan:  The plan prepared by STV, Inc. approved by the City of Baltimore as the same may be modified from time to time with the prior approval of the Owner with respect to material changes to the building layout.

2.	PROJECT SCOPE: The Agent on behalf of Owner shall undertake the following (the “Project Scope:) in accordance with this Agreement and Owner's instructions based on the Approved Plans:

(a)	Research development options through studying various conceptual plans, existing zoning and comprehensive zoning;

(b)
Negotiation of all requisite contracts for the Project subject to the approval of Owner and Owner's designated legal counsel, for all contracts which exceed the dollar amount set forth in Paragraph 3(o) hereof;

(c)	Obtaining of all approvals for the Project;

(d)	Phased demolition of the Project, in accordance with the Project Plan;

(e)	Construction of the Project, in accordance with the Approved Plans and the Site Plan;

(f)	Oversight of existing and new lease negotiations with tenants and any brokers;

(g)	Coordination of existing tenant relocations within the Project;

(h)	Review all bidding of contracts for the Project and recommendations to the Owner for the hiring of Contractors;

(i)	Negotiation of all requisite contracts for the improvements, subject to the approval of Owner and Owner's legal counsel, for all contracts which exceed the dollar amount set forth in Paragraph 3(o);

(j)           Liaison between Contractor(s) and Design Team:
(1)           Review progress and scheduling;
(2)	Review change orders, subject to approval of the Owner and Design Team;
(3)           Coordinate requests for information with the Design Team;
(4)           Coordinate requests for clarifications with the Design Team;
(5)	Oversee approvals of submittals and Shop drawings with the Design Team;
(6)           Oversee construction scheduling as Owner's representative; and
(7)           Oversee Project closeout with the Design Team.

(k)           Coordination with Owner's Lender:
(1)	Process draw requests to Lender pursuant to a written draw request, provided that the Architect has previously approved such draw.

(l)	Exclusions: The following are excluded from Agent's scope of services:
(1)	Means and Methods of Construction;
(2)	Defects or deficiencies in the work of the Contractors or delays in any of the work performed;
(3)	Errors and/or omissions of the Design Team;
(4)	Cost overruns;
(5)	Oversight of various trades subcontractors;
(6)	Arbitration or litigation preparation and arbitration or court appearances on behalf of Owner; and
(7)	Brokerage Services.

3.
SCOPE OF SERVICES:  So long as Agent's actions are consistent with this Agreement and any other written agreement which the Owner has formally approved in writing, the Agent shall be responsible to perform the following in a timely manner, on behalf of Owner and at Owner's expense and subject to the provision of Paragraph 5 thereof:

(a)	Engage the Design Team, Contractors, consultants, on-site staff and such other personnel as Agent deems commercially reasonable and necessary in order to complete the Project;

(b)	Recommend to Owner the hiring of Project Personnel as the Agent deems appropriate for the Project;

(c)
Recommend to Owner the retaining of marketing and public relations consultants and/or firms, lobbyists and such other consultants of Owner and Agent deem necessary to complete and lease up the Project;

(d)	Undertake the necessary actions to implement the Project Scope;

(e)
Use commercially reasonable efforts to assist in negotiating fair and complete agreements with Contractors and material suppliers and to obtain satisfactory performance from each of the Project Personnel, subject to Owner's approval and the approval of Owner's legal counsel as designated by Owner and further subject to Paragraph 3(o);

(f)	Monitor construction costs and provide the Owner with reports on actual costs for the Project and estimates for the Project completion as the same are adjusted from time to time;

(g)	Administer the contracts of the Project for compliance with the terms and conditions of each contract;

(h)	At the direction of the Design Team, require additional inspections and testing of the work, and reject work which does not conform to the requirements of the Approved Plans and the Site Plan;

(i)	Solicit bids from all prospective contractors and material suppliers and assist the Owner in the determination of the most qualified and cost efficient Contractor or material suppliers;

(j)
Coordinate with the Design Team to obtain final approvals for the Project and verify that interim inspections are performed in order to obtain such certificates of occupancies as may be required by applicable governmental authorities having jurisdiction over the Project;

(k)
Maintain a copy of all plans, specifications, contracts, invoices and financial matters related to the Project and supply a copy thereof to Owner and upon the completion of the Project, Agent shall provide a complete copy of the foregoing to the Owner upon Owner's request;

(l)	Use commercially reasonable efforts to secure lien waivers from Contractors and material suppliers;

(m)	Submit to Owner, for Owner's prior approval, any change order whose cost may reasonably be anticipated to exceed Fifty Thousand ($50,000) Dollars to the Owner;

(n)
When the aggregate cost of all change orders for any phase of the Project exceeds seven (7%) percent of the Development Costs allocated to such phase, Agent shall report all change orders to Owner's Representative and thereafter, provide Owner's Representative with a monthly status report relative to the construction of the Project;

(o)	Submit to Owner, for Owner's prior approval, any individual contract whose cost may reasonably be anticipated to exceed One Hundred Thousand ($100,000) Dollars.

4.	OWNER'S RESPONSIBILITIES: In order for Agent to undertake its duties pursuant to this Agreement, the Owner shall be responsible to perform the following, in a timely manner:

(a)           Provide Agent with all plans and intended goals for the Project;

(b)           Respond to all inquiries and/or requests by Agent;

(c)
Based upon the reasonable recommendations of the Agent, to purchase and provide written evidence it has obtained the appropriate type and amount of insurance, including, but not limited to builders all risk insurance for the Project pursuant to which the Agent is named as an additional insured;

(d)
Following the approval of work by the Architect, the Design Team and the Lender where applicable of the requisition for such work, Owner shall pay all Project bills and invoices necessary to comply with contract obligations for all Contractors, Project Personnel and Fees due Agent;

(e)	Pay all Project bills, invoices and Fee.

5.	AGENT FEES.

5.1.           Subject to the terms of this Paragraph 5, Owner shall pay Agent a fee for Agent's services pursuant to this Agreement (the "Fee") in an amount equal to six and three-eights percent (6 3/8%) of the lesser of (i) actual Development Costs; or (ii) the Guaranteed Maximum Price (“GMP”). Owner agrees to pay $3,000,000.00 of the Fee for services rendered by Agent in connection with the Project of which amount $1,000,000.00 has heretofore been paid by Owner to Agent.  The remaining $2,000,000.00 shall be paid upon the execution of this Agreement. The payment of $3,000,000.00 is in recognition of the following:

(1)	All services rendered by Agent up to the date of this Agreement;

(2)	Any and all future contacts and meetings with governmental authorities relating to the Project Scope;

(3)
Any and all future dealings with the Architect, Engineer and attorneys engaged in obtaining the necessary government approvals up to and including the obtaining of Project building permits. Thereafter, Agent shall not be entitled to receive any additional portion of the Fee, except as provided in Subparagraphs 5.2, 5.3 and 5.4 hereof.

5.2.           In the event the Owner determines in writing to proceed with the entirety of the Project as the sole Owner, the balance of the Fee shall be paid as hereinafter provided. If the Project Scope and / or Scope of Services is increased, the Fee shall be increased by an amount to be agreed upon in writing by Owner and Agent. If the Project Scope and / or Scope of Services is reduced, the Fee shall be reduced in an amount agreed upon in writing by the Owner and Agent. The balance of the Fee shall be paid in the following manner:

(1)
Upon Owner's written direction to Agent to obtain a building permit for any of the apartments, retail space or the garage and the issuance of a building permit therefore, fifty (50%) percent of the Fee as modified if there is a change in project scope, less $3,000,000.00 shall be due and payable. Example: If there has been no change in the Project Scope at time of issuance of the building permit, Agent shall be paid ($136,000,000 X .06375 / 2= $4,335,000 - less $3,000,000) $1,335,000

(2)
Balance of fifty (50%) percent of the Fee shall thereafter be paid in monthly installments, based upon the percentage of completion of the Project as reflected In the general contractor's requisition and approved by the Architect, less a hold back of ten (10%) percent, in accordance with the following formula, wherein:

"C" is Architect's certification of percentage of completion of entire Project
"H" is one-half of the amount of the Fee
"I" is the amount of the monthly installments
"P" is that portion of the second half of the Fee which has been previously paid

(C x H x 90%) - P = I

(3)
The ten percent (10%) hold-back portion of the Fee shall be paid within thirty (30) days after issuance of an unconditional certificate of occupancy for the entire Project (or equivalent jurisdictional approval) (the `CO"). Notwithstanding anything herein to the contrary, the total fee shall not exceed 6 3/8% of the actual Development Cost. If at any time, it is determined that actual Development Cost will be less than $136,000,000, the schedule for payment of the balance of the Fee shall be reduced to insure that the aforementioned ten (10%) percent hold-back shall be held back until issuance of CO.

5.3.           In the event that the Owner never determines in writing to proceed with the entire Project as the sole Owner, the amount set forth in Paragraph 5.1 shall constitute full payment to the Agent except under the conditions and circumstances set forth in this Subparagraph 5.3. Nevertheless, the Owner and Agent, acknowledge that the Agent may be called upon to render additional services, but the scope and value of such services is difficult to determine at the present time. Accordingly, at such time as the Owner determines what the future of the Project may be, and what the role of the Owner and Agent respectively may be in the Project, the Owner and Agent shall then endeavor in good faith to enter into an agreement for a future role for the Agent and as to the amount of compensation to be paid to the Agent in such future role, provided however, that unless Owner and Agent agree in writing to the contrary, in no event shall Agent's total compensation, if any, exceed_ the Fee which Agent would receive pursuant to the provisions of Subparagraph 5.2 and Owner should have no obligation to pay an additional fee absent a written agreement providing for such additional fee.

5.4.           In the event Owner elects to discontinue the Project, Agent shall cease work on the Project, except for work directed at securing a grandfathering exception for the Project from the Leeds or similar ordinance that the City of Baltimore is currently considering. Any additional work prior to the determination to commence the entire Project is includable within the scope of the $3,000,000.00 in fees paid to date. However, with respect to a redesign of the Project, Agent will make a presentation to the Owner regarding the redesign work, including the proposed costs thereof, as well as a separate proposed fee for Agent's additional work,' but Owner shall have no obligation to pay an additional fee absent a written agreement expressly providing for such additional fee.

6.	INDEMNIFICATION:

(a)
The parties acknowledge that Agent is acting in an agency capacity on behalf of the Owner in accordance with this Agreement and in such capacity Agent shall have the right to undertake such action on behalf of the Owner, but only in strict accordance with this Agreement, subject, however, to modification of such authority by written Agreement between the Owner and the Agent. In connection with such agency, the Owner covenants and agrees that it shall indemnify, defend and hold harmless the Agent as well as the Agent's officers, employees, agents, attorneys and members (hereinafter referred to collectively as the “Agent Indemnified Parties” and individually as an “Agent Indemnified Party”) from and against any and all losses, damages, expenses or liabilities of any kind or nature and from any suits, claims, or demands, including reasonable counsel fees incurred in investigating or defending such claim, suffered by any of them if caused by, relating to, arising out of, resulting from, or in any way connected with the Agent's actions contemplated herein; provided, however, the Owner shall not be obligated to indemnify, defend and hold harmless an Agent Indemnified Party, if the loss, damage, expense or liability was caused by or resulted from an Agent Indemnified Party's: (I) own gross negligence; (2) willful misconduct; (3) a material breach of the terms of this Agreement; and (4) any act or omission which exceeds the authority granted to the Agent by the terms of this Agreement which results in monetary loss to the Owner. In case any action shall be brought against an Agent Indemnified Party based upon any of the above and in respect to which indemnity may be sought against the Owner, the Agent Indemnified Party against whom such action was brought, shall promptly notify the Owner in writing, and the Owner shall assume the defense thereof, including the retainer of counsel selected by the Owner and reasonably satisfactory to said Agent Indemnified Party and the payment of all costs incurred in connection therewith. Owner shall retain the exclusive right to negotiate and consent to any settlement.

(b)
The Agent covenants and agrees that it shall indemnify, defend and hold harmless the Owner as well as the Owner's officers, employees, agents, attorneys and members (hereinafter referred to collectively as the “Owner Indemnified Parties” and individually as an “Owner Indemnified Party”) from and against any and all losses, damages, expenses or liabilities of any kind or nature and from any suits, claims, or demands, including reasonable counsel fees incurred investigating or defending such claim, suffered by any of them if caused by, relating to, arising out of, resulting from, or in any way connected with the Agent's material breach of the terms and conditions of this Agreement, its gross negligence or willful misconduct, or any act or omission which exceeds the authority granted to the Agent by the terms of this agreement which results in monetary loss to the Owner, however, the Agent shall not be obligated to indemnify, defend and hold harmless an Owner indemnified Party if the loss, damage, expense or liability was caused by or resulted from an Owner Indemnified Party's (1) own negligence; (2) willful misconduct; (3) material breach f the terms of this Agreement; and (4) any act or omission arising out of the Owner's obligations hereunder. In case any action shall be brought against an Owner Indemnified Party based upon any of the above and in respect to which indemnity may he sought against the Agent, the Owner Indemnified Party against whom such action shall be brought, shall promptly notify the Agent in writing, and the Agent shall assume the defense thereof, including the retainer of counsel selected by the Agent and reasonably satisfactory to the Owner, and the payment of all costs incurred in connection therewith. Agent shall retain the exclusive right to negotiate and consent to any settlement wherein Agent is paying the settlement amount.

7.
TERMINATION BY THE OWNER FOR CAUSE:  Should the Agent fail in the performance of its duties hereunder (excepting delays occasioned by strikes, floods, fires, accidents, the negligence of the Owner and other natural disasters which are beyond the control of the Agent), the Owner shall notify the Agent in writing of the Owner's intent to declare the Agent in default under this Agreement. Within twenty (20) days from the date Owner sends this notice to Agent, Agent shall cure the default or, if such default cannot reasonably be cured during such twenty (20) day period, Agent shall commence curing and diligently prosecute curing the default until such default is cured. Failure by the Agent to cure or diligently prosecute curing the default within such twenty (20) day period shall constitute a material breach of this Agreement on the part of the Agent. In such event, the Owner shall have the right to terminate this Agreement. In such case, the Owner shall pay the Agent the unpaid balance of the amount due Agent to be paid under this Agreement as of the date of termination hereof and neither party shall be further obligated to the other and there should be no obligation or Liability going forward.

8.	TERMINATION BY AGENT: The Agent may terminate this Agreement only if the Owner shall fail to pay the Fee in accordance with the terms of this Agreement, or as set forth in Paragraph 9 below.

9.
SUSPENSION OF WORK:  Should Owner desire to suspend the Project, then the Owner must notify Agent in writing of its desire to suspend the Project. If Owner suspends construction of the Project for a period of ninety (90) consecutive days, Agent may upon written notice to the Owner state that it is seeking additional compensation for expenses caused by such suspension. Within 15 days of receipt of such notice, Owner may at its option either (a) agree to accept a claim for additional compensation; or (b) permit Agent to terminate this Agreement without additional compensation. For the purposes of this Agreement, the period of suspension shall commence on the date when Owner gives notice to the Agent that suspension has commenced. In the event the Project is suspended for any reason by the Owner, then only the Owner shall be liable for any claims by Contractors and the Design Team for suspension of the Project and the Owner shall indemnify the Agent for all claims made by the foregoing pursuant to Paragraph 6 of this Agreement.

10.
ENTIRE AGREEMENT:  This Agreement contains the final and entire agreement between the parties hereto and each shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein. All understandings and agreements heretofore made between the parties are merged in this Agreement, which alone fully and completely expresses the agreement of the parties and which may not be changed, modified or terminated except by a written instrument signed by the parties or their respective counsel.

11.
CHOICE OF LAW:  This Agreement shall be interpreted in accordance with the laws and enforced in the Courts of the State of New Jersey without regard to principles of conflicts of laws. Any disputes shall be litigated in the Superior Court of New Jersey, Bergen County.

12.
COUNTERPARTS:  This Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original and all of which counterparts shall constitute the same Agreement, at such time as each party shall have executed and delivered to the other at least one (1) copy of this Agreement.

13.	BINDING EFFECT: This Agreement shall be binding upon and shall inure to the benefit of Owner and Agent and their respective successors and permitted assigns.

14.
NOTICES:  All notices, requests, consents and other communications hereunder shall be in writing and shall be either: (i) mailed in a United States Post Office depository by certified mail, return receipt requested, postage prepaid; or (ii) delivered by an overnight courier delivery service, with a receipt provided therefore and charges prepaid, addressed to the parties at the address set forth above and notices shall be deemed given on the date of receipt or refusal.

15.	PREPARATION OF AGREEMENT. This Agreement shall not be construed more strongly against either party regardless of who is responsible for its preparation.

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In witness whereof, the parties have executed this Agreement as of the date set forth above.

OWNER:	AGENT:
GRANDE ROTUNDA, LLC
By: FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, Managing Member	HEKEMIAN DEVELOPMENT RESOURCES, LLC

By: /s/ Donald Barney	By: /s/ Bryan Hekemian
Donald Barney, President	Bryan Hekemian, Managing Member